Exhibit 99.2

Contact:	W. John Fuller For LNB Bancorp, Inc. 216.978.7643
LNB BANCORP, INC. COMPLETES ACQUISITION OF MORGAN BANCORP, INC.
Combination creates $975 million “community bank of scale” in Northeast Ohio
LORAIN, Ohio – May 11, 2007 — LNB Bancorp, Inc. (NASDAQ: LNBB) today announced the completion of its acquisition of Morgan Bancorp, Inc. and its wholly-owned subsidiary, Morgan Bank, N.A., both based in Hudson, Ohio, effective May 10, 2007.
Shareholders of Morgan Bancorp overwhelmingly approved the merger at a special meeting on May 9, 2007. With approximately $125 million in assets, Morgan Bank operates from one location in Hudson, where it enjoys the number one deposit market share position in the community. With the merger LNB Bancorp has nearly $1 billion in total assets and 23 retail branches and 29 ATM locations in Lorain, eastern Erie, Cuyahoga and Summit counties.
“We are delighted to welcome the Morgan shareholders, employees and customers to the LNB family,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp and Lorain National Bank. “This merger is consistent with our strategy of creating a community bank of scale in Northeast Ohio. LNB and Morgan share a common focus on local-decision making, quality customer service and strong community involvement. ”
LNB Bancorp’s Morgan Bank division will be led by William “Wink” Dougherty in the Hudson area. Morgan’s local branch in Hudson will continue to be available to customers, operating at the same convenient hours, with the same courteous professionals they have come to know.
“Those of us in the Morgan family are delighted to join the LNB family,” said Dougherty. “Retaining the Morgan name and local management are strong testimonials to the fact that we will continue to put community first. In addition, our customers will have the opportunity to access an expanded array of products and services.”
Upon the closing of the merger, J. Martin Erbaugh, formerly the chairman of the board of Morgan Bancorp, Inc., was elected as a member of the Board of Directors of LNB Bancorp and Lorain National Bank. Erbaugh is president of JM Erbaugh Co., a private investment firm.
“It is indeed a great pleasure to serve on the LNB boards,” said Erbaugh. “LNB has charted an exciting course for the future and those of us associated with Morgan are proud to be a part of it.”

Morgan customers will receive a letter concerning the merger in the next few days and, if they have questions, they may stop by the Morgan office or call (330) 342-4018.
Under the terms of the merger agreement, in the aggregate, 50 percent of the outstanding Morgan common shares will be exchanged for a total of 851,992 LNB Bancorp common shares and 50 percent will be exchanged for cash at a rate of $52.00 per share. Based on LNB Bancorp’s closing price of $14.23 per share on May 9, 2007, the aggregate transaction value was approximately $24.2 million.
About LNB Bancorp, Inc.
LNB Bancorp, Inc., is a $975 million financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 23 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga, and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.